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                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                       VALENTEC INTERNATIONAL CORPORATION

                             (Pursuant Section 242)
         Valentec International Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY as follows:

1. The name of the corporation is Valentec International Corporation (the "Corporation"). The Certificate of Incorporation of the Corporation was filed with the Secretary of the State of Delaware on March 12, 1993 and a Certificate of Merger, changing the name of the Corporation from "RAZ Acquisition Corporation" to "Valentec International Corporation" was filed on April 27, 1993.

2. The amendment of the Certificate of Incorporation herein certified has been duly adopted by the Corporation's Board of Directors and stockholders entitled to vote in accordance with the provisions of Sections 141 and 228 of the General Corporation Law of the State of Delaware.

3. The Certificate of Incorporation of the Corporation is hereby amended by increasing the number of shares the Corporation is authorized to issue from 2,500 shares, par value $.01 per share, to three million (3,000,000) shares, par value $.01 per share, all of which shall be designated Common Stock. To effect such Amendment, Article Fourth thereof is amended to read in entirety as follows:

         FOURTH: The aggregate number of shares of stock which the Corporation shall have the authority to issue is three million (3,000,000), par value $.01 per share, all of which shall be designated "Common Stock."

4. This amendment to the Certificate of Incorporation shall be effective on and as of the date of filing this Certificate of Amendment with the office of the Secretary of State of Delaware.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Certificate of Incorporation to be executed in its name and by its President and Chief Executive Officer this 29th day of March, 1996 and that statements contained herein are affirmed as true under penalties of perjury.

                           Valentec International Corporation

                           By:        /s/ Robert A. Zummo
                               -------------------------------------
                                    Name: Robert A. Zummo
                                    Title: President and Chief Executive Officer